List of Guarantor and Issuer Subsidiaries

The following entities are issuers, co-issuers or guarantors of (i) the 6.000% senior notes due 2027, 5.875% senior notes due 2028, 7.000% senior notes due 2028, 4.500% senior notes due 2029 and 4.500% senior notes due 2030, each issued by Sunoco LP and Sunoco Finance Corp. (collectively, the “Legacy SUN Notes”), (ii) the 7.000% senior notes due 2029, 7.250% senior notes due 2032, and 6.250% senior notes due 2033 each issued by Sunoco LP (collectively, the “New SUN Notes”), and (iii) the 6.000% senior notes due 2026, 5.625% senior notes due 2027 and 6.375% senior notes due 2030, each issued by NuStar Logistics, L.P. (collectively, the “Legacy NuStar Notes”).

Name of Entity	Jurisdiction of Organization or Formation	Legacy SUN Notes	New SUN Notes	Legacy NuStar Notes
Sunoco LP	Delaware	Co-Issuer	Issuer	Guarantor
Aloha Petroleum LLC	Delaware	Guarantor	Guarantor	Guarantor
Aloha Petroleum, Ltd.	Hawaii	Guarantor	Guarantor	Guarantor
Sunmarks, LLC	Delaware	Guarantor	Guarantor	Guarantor
Sunoco Midstream LLC (formerly Sunoco Caddo LLC)	Delaware	Guarantor	Guarantor	Guarantor
Sunoco Finance Corp.	Delaware	Co-Issuer	Guarantor	Guarantor
Sunoco, LLC	Delaware	Guarantor	Guarantor	Guarantor
Sunoco NLR LLC	Delaware	Guarantor	Guarantor	Guarantor
Sunoco Refined Products LLC	Delaware	Guarantor	Guarantor	Guarantor
Sunoco Retail LLC	Pennsylvania	Guarantor	Guarantor	Guarantor
NuStar Energy L.P.	Delaware	Guarantor	Guarantor	Guarantor
NuStar Logistics, L.P.	Delaware	Guarantor	Guarantor	Issuer
NuStar Pipeline Operating Partnership L.P.	Delaware	Guarantor	Guarantor	Guarantor
NuStar Pipeline Partners L.P.	Delaware	Guarantor	Guarantor	Guarantor
NuStar Permian Holdings, LLC	Delaware	Guarantor	Guarantor	Guarantor